PRESS RELEASE

SiriusPoint Announces Dividend on Series B Preference Shares

HAMILTON, Bermuda. February 23, 2023 -- SiriusPoint Ltd. (“SiriusPoint” or the “Company”) (NYSE: SPNT), an international specialty insurer and reinsurer, has announced that the Board of Directors of SiriusPoint Ltd. approved a quarterly cash dividend of $0.50 per share on its 8.00% Resettable Fixed Rate Preference Shares, Series B, $0.10 par value, $25.00 liquidation preference per share payable on February 28, 2023 to Series B shareholders of record as of February 13, 2023.
About SiriusPoint
SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents within our Insurance & Services segment. With $2.9 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch. For more information please visit www.siriuspt.com.
SiriusPoint Contacts
Investor Relations
Dhruv Gahlaut, Head of Investor Relations and Chief Strategy Officer
dhruv.gahlaut@siriuspt.com
+44 7514 659 918
Media
Clare Kerrigan, Chief Communications Officer
clare.kerrigan@siriuspt.com
+44 7720 163 949